Exhibit 5.1

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

August 14, 2014

Par Petroleum Corporation

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as special counsel to Par Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-195662), as may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement contains a prospectus (the “Prospectus”), which was supplemented by a Prospectus Supplement, dated July 22, 2014 (the “Prospectus Supplement”), that was furnished to holders of record of the Company’s common stock, par value $0.01 (the “Common Stock”), in connection with the issuance by the Company to such eligible stockholders of transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to 6,364,512 shares (the “Shares”) of the Common Stock. The Registration Statement relates to, among other things, (i) the Rights and (ii) the shares of Common Stock that may be issued and sold by the Company upon the exercise of the Rights.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Prospectus and the Prospectus Supplement, (c) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (d) the Amended and Restated Bylaws of the Company, as amended to date; (e) certain resolutions of the Board of Directors of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the General Corporation Law of the State of Delaware, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as copies thereof.

Par Petroleum Corporation

August 14, 2014

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares issuable upon exercise of the Rights have been duly authorized and when issued and delivered in accordance with the terms of the Prospectus Supplement against payment therefor, will be validly issued and are fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares were issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP